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                                                                     EXHIBIT 5.1



                                 April 8, 1998


Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

Ladies and Gentlemen:

                       Registration Statement on Form S-3

     I have represented Alberto-Culver Company, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-3 (the "registration statement") filed under the Securities Act of 1933 for the purpose of registering $350,000,000 principal amount of the Company's debt securities (the "Securities") to be issued under an indenture between the Company and The First National Bank of Chicago, as trustee.

     In my opinion, when the Securities have been duly executed, authenticated and delivered against payment therefore, the Securities will be validly issued and will be legally binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

     I consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                      Very truly yours,


                                      /s/ Gary P. Schmidt
                                      Gary P. Schmidt, Esq.